UNITED STATES

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SCHEDULE 14A

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EXCHANGE ACT OF 1934

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WiSA Technologies, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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EXPLANATORY NOTE

As previously disclosed, WiSA Technologies, Inc. (the “Company”) intends to hold a special meeting of stockholders on May 31, 2024 (the “Special Meeting”), to vote on the matters set forth in the Company’s Definitive Proxy Statement, filed with the U.S. Securities and Exchange Commission on April 17, 2024 (the “Definitive Proxy Statement”). The record date for the Special Meeting is March 27, 2024 (the “Record Date”).

Subsequent to the filing of the Definitive Proxy Statement, on May 21, 2024, the Company issued a press release and released presentation materials for the Company’s stockholders, in each case in connection with the conference call with its stockholders held the same day. Set forth below is the full text of the press release and the presentation materials.

The disclosures contained herein, including the press release and the presentation materials, supplement the information contained in the Definitive Proxy Statement. These disclosures should be read in conjunction with the Definitive Proxy Statement, which should be read in its entirety.

WiSA Technologies Reports Q1 2024 Results

- Expecting total of 8 WiSA E licensing agreements by year-end 2024, up from 5 currently –

- First WiSA E-enabled products expected to contribute revenue in 2H 2024 -

BEAVERTON, OR — (May 21, 2024) — WiSA Technologies, Inc. (the “Company”) (Nasdaq: WISA), a developer of spatial, wireless sound technology for smart devices and next-generation home entertainment systems, reported first quarter 2024 financial results in its Form 10-Q, which was filed on May 20, 2024. In its conference call and presentation today at 8:00 am PT / 11:00 am ET, management will discuss its WiSA E initiatives, the Company’s results, and provide a general business update.

“In Q1 2024, interest from major brands for WiSA E licensing continued to gain momentum, and to date we’ve secured five agreements, up from two at the start of 2024,” said Brett Moyer, CEO, President, and Chairman of WiSA Technologies. “The first WiSA E-enabled products are anticipated to be delivered and begin contributing revenue in the second half of 2024. In addition, we now expect stronger revenue contributions from WiSA HT customers in the second half of 2024, as their inventories have decreased, and orders have resumed.

“We’ve made strategic investments in WiSA E, and it will be the key driver behind the next phase of revenue growth for WiSA. We’re gaining visibility into that growth as we penetrate multiple end markets working with the top-tier licensing partners that are presently implementing our technology. In addition, we remain in active discussions with multiple brands and expect to add three more WiSA E licensees in 2024.

“To support this growth, we’ve recently completed a series of financing transactions and have bolstered our cash balance to approximately $8 million as of May 20, 2024. With this strengthened balance sheet, we are well-positioned to execute our WiSA E strategy and launch plans in 2024,” concluded Moyer.

About WiSA E

WiSA E is WiSA’s proprietary technology that delivers seamless integration across platforms and devices, setting a new standard for interoperable high-quality audio excellence. It is System-on-Chip (SoC) agnostic, compatible with a wide range of SoCs including MediaTek, Qualcomm, Amlogic, and more. It is also operating system agnostic, currently integrated with Android devices, and Wi-Fi agnostic, functioning efficiently across any Wi-Fi compliant chip. Additionally, it can be seamlessly embedded into various devices, including TVs, mobile devices, set-top boxes, and projectors. Designed for interoperability between WiSA E audio source devices and playback equipment such as speakers, soundbars, subwoofers, smart speakers, and headphones, WiSA E provides a zero BOM cost solution, ensuring cost-effectiveness without compromising quality or performance.

Q1 2024 and Recent Operating Highlights

•	Implemented WiSA E in the Android mobile market, enabling users to watch video on mobile phones and tablets while listening to fully synchronized audio playback on WiSA E-enabled speakers.
•	Expanded WiSA E market reach to over 40 million TVs with the addition of a third HDTV licensee.
•	Executed a fourth 5-year WiSA E licensing agreement with a major HDTV/PTV (Projection TV) brand.
•	Signed a fifth WiSA E licensing agreement with a global consumer electronics company.
•	Announced that Optoma, the nation’s leading 4K UHD and DLP® laser projection brand, received WiSA SoundSend Certification.
•	Entered into a strategic partnership with CITECH Co., Ltd, a leading South Korean-based manufacturer of hi-fi audio products, digital advertising/information kiosks, and telecommunication media products, to integrate WiSA E software into CITECH’s HiFi ROSE line of media streamers.

Q1 2024 and Subsequent Financial Highlights

•	Q1 2024 revenue was $0.3 million, down 46% from $0.5 million in Q1 2023. The decrease in overall sales is primarily related to a slow-down in consumer spending on consumer electronics.
•	Q1 2024 gross margin as a percentage of sales was negative 33%, compared to negative 267% in Q1 2023. The improvement in gross margin compared to the prior period is mainly attributable to the fact Q1 2023 included a $1.3 million increase in inventory reserves and Q1 2024 did not have increases in inventory reserves.
•	Q1 2024 net income was $2.7 million, as compared to a net loss of $0.9 million for Q1 2023. The Q1 2024 increase in net income is primarily due to (i) the change in fair value of warrant liabilities due to fluctuations in WiSA’s share price, and (ii) Q1 2023 had a $1.3 million increase in inventory reserves impacting gross profit, whereas Q1 2024 did not. The positive impact on net income created by the change in warrant liabilities is not expected to be a recurring event.
•	In April 2024:

○	Presented its compliance plan before a Nasdaq hearing panel, which accepted the Company’s plan to achieve compliance with continued listing requirements, giving the Company until June 28, 2024 to demonstrate such compliance.
○	Effected a 1:150 reverse stock split.
○	Regained compliance with Nasdaq’s minimum bid price rule.
•	Executed a series of financing transactions that strengthened the balance sheet; as of May 20, 2024, held $8 million in cash.

Special Stockholders Meeting on May 31, 2024

On May 31, 2024, WiSA Technologies will reconvene its Special Meeting of Stockholders first convened on May 13, 2024, which did not reach a quorum and thus had to be rescheduled. The WiSA Board of Directors again recommend that you VOTE FOR each of the following proposals:

Proposal #1: Authorize a Reverse Stock Split

Proposal #2: Approve an Amendment to the Certificate of Incorporation to Allow the Board of Directors to Amend the Bylaws

Proposal #3: Approve Issuance of Shares upon Exercise of February 2024 Warrants

Proposal #4: Approve Issuance of Shares upon Exercise of March 2024 Warrants

Proposal #5: Consider and Act Upon Other Business

These proposals are detailed in the Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission on April 17, 2024, and as amended thereafter. Your vote is important, and we encourage all stockholders to vote. For assistance with voting your shares, please contact WiSA’s proxy solicitor, Lioness Consulting, via email at info@lionessconsultingllc.com.

WiSA Technologies Investor Conference Call

Management will host its first quarter 2024 results conference call at 8:00 am PT / 11:00 am ET, on Tuesday, May 21, 2024.

The conference call will be available through a live webcast found here:

Webcast | First Quarter 2024 Results

Those without internet access or who wish to dial in may call: 1- 833-366-1124 (domestic), or 1- 412-317-0702 (international). All callers should dial in approximately 10 minutes prior to the scheduled start time and ask to be joined into the WiSA Technologies call.

A webcast replay of the call will be available approximately one hour after the end of the call and will be available for one year, at the above webcast link. A telephonic replay of the call will be available through May 28, 2024 and may be accessed by calling 1- 877-344-7529 (domestic) or 1- 412-317-0088 (international) or Canada (toll free) 855-669-9658 and using access code 5191498.

A presentation of the Q1 2024 results will be accessible on Tuesday, May 21, 2024, under the “Investors” section of WiSA Technologies’ website.

About WiSA Technologies, Inc.

WiSA Technologies, Inc. (NASDAQ: WISA) is a leading provider of immersive, wireless sound technology for intelligent devices and next-generation home entertainment systems. Working with leading CE brands and manufacturers such as Harman International, a division of Samsung; LG; Hisense; TCL; Bang & Olufsen; Platin Audio; and others, the company delivers immersive wireless sound experiences for high-definition content, including movies and video, music, sports, gaming/esports, and more. WiSA Technologies, Inc. is a founding member of WiSA™ (the Wireless Speaker and Audio Association) whose mission is to define wireless audio interoperability standards as well as work with leading consumer electronics companies, technology providers, retailers, and ecosystem partners to evangelize and market spatial audio technologies driven by WiSA Technologies, Inc. The company is headquartered in Beaverton, OR with sales teams in Taiwan, China, Japan, Korea, and California. For more information, please visit: www.wisatechnologies.com

Safe Harbor Statement

This press release contains forward-looking statements, which are not historical facts, within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements, including statements herein regarding business opportunities and prospects, design production, product launches, licensing initiatives, and projected operating expenses are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Readers are cautioned not to place undue reliance on these forward-looking statements. Actual results may differ materially from those indicated by these forward-looking statements as a result of risks and uncertainties impacting, among other items - risks related to market, economic and other conditions; our current liquidity position, the need to obtain additional financing to support ongoing operations, WiSA’s ability to continue as a going concern; WiSA’s ability to maintain the listing of its common stock on Nasdaq, WiSA’s ability to manage costs and execute on its operational and budget plans; and, WiSA’s ability to achieve its financial goals and other risks as more fully described in WISA’s filings with the SEC. The information in this press release is provided only as of the date of this press release, and WiSA undertakes no obligation to update any forward-looking statements contained in this press release based on new information, future events, or otherwise, except as required by law. WiSA disclaims any obligation to update these forward-looking statements.

Contact Information

David Barnard, LHA Investor Relations, 415-433-3777, wisa@lhai.com

High - quality Wireless Spatial Audio WiSA Technologies, Inc. Investor Call, May 21, 2024

Forward Looking Statements This presentation of WiSA Technologies, Inc . (NASDAQ : WISA) (the “Company” or “WiSA”) contains forward - looking statements, which are not historical facts, within the meaning of Section 27 A of the Securities Act of 1933 , as amended, and Section 21 E of the Securities Exchange Act of 1934 , as amended . In some cases, you can identify these forward - looking statements by the use of words such as “may,” “could,” “expect,” “intend,” “plan,” “seek,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue,” “likely,” “will,” “would” and variations of these terms and similar expressions, or the negative of these terms or similar expressions . Such forward - looking statements, including statements herein regarding our business opportunities and prospects, strategy, future revenues and profitability, and licensing initiatives and expectations, are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain . Readers are cautioned not to place undue reliance on these forward - looking statements . Actual results may differ materially from those indicated by these forward - looking statements as a result of risks and uncertainties regarding, among other items : our current liquidity position and the need to obtain additional financing to support ongoing operations ; general market, economic and other conditions ; our ability to continue as a going concern ; our ability to maintain the listing of our common stock on Nasdaq ; our ability to manage costs and execute on our operational and budget plans ; our ability to achieve our financial goals ; the degree to which our licensees implement the licensed technology into their products, if at all ; the timeline to any such implementation ; risks related to technology innovation and intellectual property, and other risks as more fully described in our filings with the U . S . Securities and Exchange Commission . The information in this communication is provided only as of the date of this communication, and we undertake no obligation to update any forward - looking statements contained in this communication based on new information, future events, or otherwise, except as required by law . This presentation shall not constitute an offer to sell, or the solicitation of an offer to buy, nor will there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction . The offering will only be made by means of a prospectus pursuant to a registration statement that is filed with the Securities and Exchange Commission after such registration statement becomes effective . * WiSA Ready TVs, gaming PCs and console systems are "ready" to transmit audio to WiSA Certified speakers when a WiSA USB Transmitter is plugged in and a user interface is activated through an APP or product design like LG TVs . © 2024 WiSA Technologies, Inc . All rights reserved . WiSA Technologies, Inc . and the WiSA Technologies, Inc . logo are trademarks of WiSA Technologies, Inc . The WiSA logo and WiSA® are trademarks and certification marks of WiSA, LLC . Third - party trade names, trademarks and product names are the intellectual property of their respective owners . 2

Agenda • Overview of WiSA • WiSA E’s Competitive Advantage • Licensing Deals • Financial Highlights • Upcoming Stockholders Vote on May 31, 2024

Key Highlights Strong IP position and significant patent coverage for immersive audio, with highly - differentiated multichannel wireless audio technology and existing implementations in premium audio brands 3 Uniquely driving interoperability between brands and devices with WiSA LLC (Wireless Speaker and Audio Association) 4 WiSA E is being launched into the company’s existing Premier Customer base 5 WiSA E licensing has commenced within the HDTV/PTV and STB market, boasting potent Software Transmission (TX) offerings 2 WiSA E’s launch marks a major inflection point for the industry and the company 1 4

What is Multi - Channel Spatial Audio? 5 Spatial audio refers to an audio experience that uses multiple and separate channels of audio played back on multiple discrete speakers to create an immersive audio experience that leverages a 360 - degree space WiSA powers a wireless spatial audio experience , enabling the transmission of multi - channel, uncompressed audio streams to deliver an immersive spatial audio experience without the need for a traditional wired solution

Immersive Audio In The Home With WiSA E 6 Immersive Audio Formats: Dolby’s Atmos, Google’s IAMF, Xperi’s DTS X

Where Does WiSA Fit Into The Spatial Audio Ecosystem?

wisa

Ecosystem Requirements for Spatial Audio

Content Publishing and Distribution
Spotify, Tencent, Amazon, YouTube, etc.

Infrastructure and Connectivity
Wi-Fi network

Spatial Audio Decode
Dolby Atmos, DTS-X, Spatial

Wireless Transport

wisa™

- Precise synchronization across multiple disparate speakers to create spatial audio sound fields
- Seamless mix and match of audio sources and speakers / headsets as desired
- Strong wireless link reliability
- Ability to transmit multi-channel, high-bitrate audio streams
- Extremely low latency

Wireless Interoperability Standard
wisa

- Standard for Interbrand connectivity vs proprietary solutions like Sonos/Roku

7

Blue - Chip Customer Base 8

The Power of WiSA E Smart TV Home Theater Set - top Box Soundbar PC Movie Tablet Smart Phone Mobile Gaming Today: The Home is the Theater Multiple Sources Multiple Audio Devices 9

Universal Wireless Audio

High performance audio transmission

Universality across technology vendors:
- SoC: MediaTek, Amlogic, Qualcomm
- OS agnostic: Google
- Wi-Fi agnostic: Realtek, Espressif, …

Device agnostic: TV / Mobile / STB / Projector

Zero cost burden to source devices

Interoperable between source and audio brands
- Speakers
- Soundbars
- Headphones
- Smart speakers

10

Go - to - Market Roadmap: WiSA E Software Software is the Key - Licensing is the Vehicle WiSA E* • Designed to be agnostic to SOC and Wi - Fi vendor • Usable in all SOCs • Designed to offer interoperability between brands 5 Licenses Signed (3 - 5 more by YE) 48.3 MU 266.5 MU 131.2 MU 7.5 MU HDTVs Soundbars Set - top Boxes Streaming Media Sticks HD Projectors 650.5 MU TAM 1 197 MU * Initial implementations for Android operating systems 1 Unit volumes are for 2023 shipments 11 x x x

Licensing WiSA E Into TV Royalty Free

Driving Wireless Audio Interoperability between HDTVs, Soundbars and Speakers

Strategy

- Dominate the link between TV and external audio (soundbars and speakers)
- Eliminate cost redundance in the TV/soundbar architecture
- Extend TV Success to other smart devices like set top boxes, smart phones, smart speakers


Multiple Sources
Multiple Outputs
Smart speaker

Long term revenue opp.

- Activation Royalties
- RX software and hardware/modules
- Custom work for non-WiSA E implementations
- Eng. services for custom SoCs
- Annual support contracts

License includes WiSA E interoperability specifications and software

12

WiSA E LICENSING PROGRAM OFFERED TO WiSA ASSOCIATION MEMBERS

Sources

TVs



Gaming TVs



Projectors



Use Cases

Soundbars



Separates



Headphones



Subs & Atmos Rears



Combinations



System Configurations

Wireless Connection to Soundbar System

Wireless Connection to Separates System



TV Speakers + Wireless Connection to External Speakers



13

Value of a Signed License - 5 TX Licenses Licensing Process ● Customer evaluates and tests WiSA E’s performance ● Base license agreement is negotiated for each licensee and could include: ○ Royalty rate ○ Activation pricing ○ Engineering Services ○ Speaker module pricing ● Brand decides on go to market strategy roll out SAM Calculation per Million TV/STB Devices ● CE brand’s external audio attach rate range from single digits up to 20 - 25% ● Typical audio extension is 2 - 3 speakers per source device 14

Financial Overview and Stockholders’ Meeting 2024 Guidance: • Existing WiSA E licensees will start impacting 2 nd half revenue • Expect to sign 3 or more additional WiSA E licenses this year • WiSA HT customers have worked down inventories and are beginning to order again Balance Sheet: • $8 million cash as of May 21, 2024 Nasdaq Listing: • Have met the minimum bid price • Recent capital raises have significantly increased shareholder equity Stockholders’ Meeting, May 31: • How to vote: email proxy solicitor at: info@lionessconsultingllc.com • Quorum required: 50.1% of stockholders need to vote yes/no/abstain to reach a quorum to do business • Company wastes cash resources trying to reach that goal with repeated adjournments • Proposal #2 is design to save this money and bring the company in line with normal threshold for quorum • Proposal #1: reverse split provides Board flexibility to support continued listing on Nasdaq • Proposals #3 and #4: warrants issued to investors who took risk of investment 15

WiSA and Platin Audio Contact: Brett Moyer, CEO bmoyer @wisatechnologies.com